EXHIBIT 4.37

JOINT DEVELOPMENT AGREEMENT

THIS JOINT DEVELOPMENT AGREEMENT (“Agreement”) is dated as of April 11, 2014 (the “Execution Date”), by and among Quadrant Resources LLC, a Florida limited liability company (“Participant”), Eagleford Energy, Zavala Inc., a Nevada corporation (“EEZ”), and Stratex Oil & Gas Holdings, Inc., a Colorado corporation (“Stratex”). Each of Participant, EEZ, and Stratex may be referred to herein, individually, as a “Party” and, collectively, as the “Parties”.

RECITALS

WHEREAS, EEZ and Stratex are the owners of the Matthews Lease (as defined herein), covering approximately 2,629.42 acres of land in Zavala County, Texas;

WHEREAS, Participant desires to acquire from EEZ and Stratex assignments of certain interests in the Matthews Lease in consideration of its performance of the Hydrocarbon drilling and reworking operations on the Matthews Lease described herein as the Phase I Work Program; and

WHEREAS, Participant is willing to select, define, and fully describe each of the components of the Phase I Work Program and is willing to bear and pay one hundred percent (100%) of all costs and expenses incurred in the performance of, but does not wish to serve as operator with respect to, the Phase I Work Program;

WHEREAS, Stratex is the operator of record of the Matthews Lease and is willing to serve as operator, on behalf and at the direction of Participant, with respect to the Phase I Work Program, and Stratex and EEZ are willing to convey to Participant such interests in the Matthews Lease upon the Completion of the Phase I Work Program, subject to and in accordance with the terms of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises contained herein, the benefits to be derived by each Party hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1        Defined Terms. In addition to the terms defined in the introductory paragraph and the Recitals of this Agreement, for purposes hereof, the capitalized expressions and terms set forth in Schedule 1.1 shall have the meanings set forth therein, unless expressly indicated otherwise. Other terms may be defined elsewhere in this Agreement and shall, for purposes hereof, have the meanings so specified, unless expressly indicated otherwise.

1.2        References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereto,” “hereunder,” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular article, section, or provision of this Agreement. References in this Agreement to articles, sections, exhibits, or schedules are to such articles, sections, exhibits, or schedules of this Agreement unless otherwise specified.

1.3         Articles and Sections. This Agreement, for convenience only, has been divided into articles and sections. The rights and other legal relations of the Parties shall be determined from this Agreement as an entirety and without regard to the aforesaid division into articles and sections and without regard to headings prefixed to such articles and sections.

1.4          Number and Gender. Whenever the context requires, reference herein made to a single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Words denoting sex shall be construed to include the masculine, feminine, and neuter, when such construction is appropriate; and the words “include”, “includes”, and “including” shall mean, in each case, “include, without limitation”, “includes, without limitation”, and “including, without limitation.” Specific enumeration shall not exclude the general but shall be construed as cumulative. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as applicable, unless otherwise indicated.

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ARTICLE II
CASH CONSIDERATION

As part of the consideration to be provided by Participant pursuant to this Agreement, Participant agrees to pay to EEZ, in cash in currency of the United States, the sum of THREE HUNDRED SIXTY THOUSAND AND NO/100 DOLLARS (U.S. $360,000.00) (the “Cash Consideration”). The Cash Consideration shall be payable by Participant to EEZ as follows: (a) $100,000.00, concurrently with the execution of this Agreement; (b) $65,000.00, on July 8, 2014; (c) $65,000.00, on October 6, 2014; (d) $65,000.00, on January 5, 2015; and (e) $65,000.00, on April 6, 2015; provided, however, that if Participant becomes entitled to receive the Conveyance under Section 5.2, Participant shall pay to EEZ, prior to the execution and delivery of the Conveyance, all installments of the Cash Consideration then outstanding. All payments shall be made by bank wire transfer of immediately available funds to an account designated by EEZ to Participant. Stratex shall not participate in the Cash Consideration.

ARTICLE III

PHASE I WORK PROGRAM

3.1           Matters Related to Title.

(a)          Stratex and EEZ represent and warrant, jointly and severally, to Participant that Stratex and EEZ have Defensible Title to an undivided eighty-five percent (85%) Working Interest and not less than an undivided sixty-three and seventy-five one hundredths percent (63.750%) Net Revenue Interest in the Matthews Lease, insofar only as the Matthews Lease covers and includes the Surface-San Miguel Interval. Stratex and EEZ also represent and warrant, jointly and severally, to Participant that Stratex and EEZ are contractually entitled, under the terms of the Full Settlement, Release, and Indemnity Agreement, to receive a reconveyance of an undivided fifteen percent (15%) Working Interest in the Matthews Lease (the “Reconveyance Interest”). For purposes of this Agreement, the Matthews Lease, with respect to all of the lands covered thereby, but INSOFAR ONLY AS the Matthews Lease covers and includes the Surface-San Miguel Interval underlying such lands, shall be referred to as the “Development Area”. The representation and warranty contained in this Section 3.1(a) shall terminate on the effective date of the Conveyance.

(b)          Prior to the Execution Date, Stratex and EEZ have provided to Participant copies of (i) the Original Title Opinion dated July 24, 2010, prepared by Winstead for Dyami Energy LLC and Gottbetter Partners, LLP, covering title to 1,380 acres of land out of the 2,629.42 acres covered by the Matthews Lease described therein, as of July 1, 2010, at 5:00 p.m., and (ii) the Title Report dated April 30, 2010, prepared by Winstead for Dyami Energy LLC and Gottbetter Partners, LLP, covering certain matters specified therein relating the title to such 2,629.42 acres of land. Stratex, in coordination with Participant, shall be responsible for causing to be conducted all additional title examinations, and obtaining all additional title opinions, required, in the reasonable judgment of Stratex, in connection with the Phase I Program. Stratex and EEZ shall bear and pay all costs and expenses incurred in connection with all such additional title examination and title opinions in accordance with arrangements between Stratex and EEZ separate from this Agreement.

(c)          The right of Stratex and EEZ to execute and deliver the Conveyance to Participant is expressly conditioned upon the acquisition by Stratex and EEZ of the consent to the Conveyance of the lessors under the Matthews Lease. Participant agrees to provide to Stratex and EEZ reasonable cooperation and assistance in obtaining such consent. If Participant becomes entitled to receive the Conveyance under Section 5.2, Stratex and EEZ shall nonetheless have no obligation to execute and deliver the Conveyance to Participant unless and until the required consent thereto is obtained from the lessors under the Matthews Lease. Notwithstanding the absence of such consent, Participant shall remain entitled contractually to all of its rights and interests, and contractually responsible for the performance and discharge of its obligations and Liabilities, under this Agreement and the Operating Agreement.

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(d)          The Parties acknowledge that: (i) pursuant to Paragraph 3.J of the Matthews Lease, the lessee thereunder is obligated to pay to the lessors, from time to time as provided therein during the term of the Matthews Lease, a “Minimum Royalty Payment” (as defined in the Matthews Lease) of up to $850,000.00 annually (the “Minimum Royalty Amount”); (ii) prior to the execution of this Agreement, Stratex and EEZ have paid to the lessors under the Matthews Lease other amounts owed under the Matthews Lease equal to, in the aggregate, $390,000.00; and (iii) pursuant to Paragraph 3.J(2) of the Matthews Lease, such amounts paid by Stratex and EEZ shall be credited against the Minimum Royalty Amounts due or to become due under the terms of the Matthews Lease. Stratex, as Operator, shall be responsible for remitting such Minimum Royalty Payments to the lessors under the Matthews Lease in a timely manner. Within five (5) Business Days after its receipt of notice from Stratex requesting payment, Participant shall reimburse Stratex and EEZ for thirty-three and one third percent (33.3333%) of the amounts of all Minimum Royalty Payments, including the Minimum Royalty Payment of $153,333.00 paid on April 10, 2014, that become due under the Matthews Lease on and after April 10, 2014, until Participant becomes entitled to receive the Conveyance under Section 5.2. All Minimum Royalty Payments that become due under the Matthews Lease after Participant becomes entitled to receive the Conveyance under Section 5.2 shall be borne and paid by the Parties in the proportions of fifty percent (50%) by Participant and twenty-five percent (25%) by each of Stratex and EEZ. All other Lease Maintenance Payments that may become due under the Matthews Lease (x) prior to Participant becoming entitled to receive the Conveyance under Section 5.2, shall be borne fifty percent (50%) by each of Stratex and EEZ and (y) after Participant thus becomes entitled to the Conveyance, shall be borne fifty percent (50%) by Participant and twenty-five percent (25%) by each of Stratex and EEZ.

3.2           Scope of Phase I Work Program. During the Phase I Period, Stratex, as Operator, shall conduct, or cause to be conducted, the following operations on the Development Area on behalf and at the direction of Participant (collectively, the “Phase I Work Program”):

(a)          Stratex, on behalf and at the direction of Participant, shall drill, or cause to be drilled, three (3) Hydrocarbon wells (each, a “Drilled Phase I Well”), either horizontally or vertically, in Participant’s discretion in consultation with Stratex, at legal locations on the Development Area selected by Participant in consultation with Stratex, to a total vertical depth (and, if applicable, a horizontal displacement) sufficient to test the San Miguel Formation. Stratex, on behalf and at the direction of Participant, shall thereupon log, core, and test each Drilled Phase I Well and perform either Well Completion Operations and Equipping Operations therein or, subject to the terms of Section 3.5, Abandonment Operations therein, all as provided herein.

(b)          Stratex, on behalf and at the direction of Participant, shall also conduct, or cause to be conducted, Reworking Operations in the Dyami/Matthews No. 3V Well and four (4) other temporarily abandoned or plugged and abandoned Hydrocarbon wells located on the Development Area selected by Participant in consultation with Stratex (each, a “Reworked Phase I Well”), with the objective of obtaining, re-establishing, or enhancing Hydrocarbon production from the San Miguel Formation through such Reworked Phase I Well. If such Reworking Operations successfully achieve, re-establish, or enhance Hydrocarbon production from a Reworked Phase I Well, Stratex, on behalf and at the direction of Participant, shall take such steps as would a reasonably prudent operator to cause such Reworked Phase I Well to commence Hydrocarbon production, including the performance of Well Completion Operations and Equipping Operations therein to the extent necessary. If such Reworking Operations fail to obtain or re-establish Hydrocarbon production from such Reworked Phase I Well, then subject to the terms of Section 3.5, Stratex, on behalf and at the direction of Participant, shall perform Abandonment Operations in such Reworked Phase I Well.

(c)          Each Drilled Phase I Well and Reworked Phase I Well may be referred to herein, individually, as a “Phase I Well” and, collectively, the “Phase I Wells”.

(d)          During the Phase I Period, the Parties may, by the agreement of all Parties, elect to modify the number of Drilled Phase I Wells and Reworked Phase I Wells comprising the Phase I Work Program, depending upon the performance of each Phase I Well.

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3.3           Undertakings of Stratex and Participant.

(a)          Stratex will cause all Phase I Operations presented to it by Participant pursuant to Section 3.3(d) to be prosecuted with diligence and in a workmanlike manner consistent with the practices of a reasonably prudent operator and in compliance with all applicable Laws and the terms of the Matthews Lease, this Agreement, the Operating Agreement (to the extent not inconsistent or in conflict with the terms of this Agreement), and the Surface Use Agreement; provided, however, that in no event shall Stratex have any Liability to any other Party in its capacity as Operator hereunder for Liabilities sustained or incurred that arise out of or result from Stratex’s conduct of operations on the Development Area during the Phase I Work Program, except for Liabilities sustained or incurred as the result of or arising out of the gross negligence, intentional torts, or willful misconduct of Stratex.

(b)          Stratex shall conduct the operations included in the Phase I Work Program as an independent contractor and under the management, direction, and control of Stratex in accordance with the terms hereof, except to the extent otherwise provided herein. Participant shall provide general direction only with respect to the definition, description, and planning of each Phase I Operation but shall not have the right at any time to provide direct supervision, management, or control of Stratex’s individual servants or employees in the performance of the individual components of such Phase I Operations. The specific manner, means, and method of performing all Phase I Operations shall be under the control of Stratex. Neither Stratex nor anyone employed by Stratex shall be deemed to be an employee, agent, attorney-in-fact, servant, or representative of Participant. Stratex’s agreement to serve as Operator on behalf and at the direction of Participant during the Phase I Work Program shall terminate when Stratex Completes its performance of the Phase I Operations required hereunder to be performed in the eighth (8th), and last, Phase I Well as part of the Phase I Work Program.

(c)          Stratex and EEZ shall supply to Participant currently-owned reservoir, geological, well logging, and production data to assist in the determination of the location and details for the Phase I Work Program.

(d)          Prior to commencing each Phase I Operation, Participant shall provide to Stratex and EEZ (i) a written notice identifying (A) the Phase I Operation to be performed, (B) the Phase I Well to be drilled, re-entered, or reworked, and (C) in the case of a Drilled Phase I Well, (1)  whether the proposed Drilled Phase I Well will be a vertical or horizontal well, (2) the surface location of such Drilled Phase I Well, and (3) the anticipated total vertical depth (which shall, in all events, penetrate the San Miguel Formation) and (if applicable) horizontal displacement of such Drilled Phase I Well and the location of the terminus of the horizontal wellbore, and (ii) an AFE setting forth the estimated costs and expenses to be incurred (based on a 100% Working Interest) in connection with the proposed Phase I Operation. If the proposed Phase I Operation is a Drilling Operation, such AFE shall include the estimated costs for the Drilling Operation as well as the Well Completion Operations and Equipping Operations that may be conducted in or with respect to such Drilled Phase I Well.

(e)          (i) Participant, in consultation with Stratex and EEZ, shall assess and determine the surface and, if applicable, bottom hole locations of each Drilled Phase I Well; and (ii) Stratex shall: (A) make, or cause to be made, a survey of each such location; (B) cause each surface location to be staked; (C) prepare the surface location of each Phase I Well and the access thereto for the Phase I Operation to be conducted; and (D) shall settle surface damages, if any, occasioned by these operations (which shall be paid by Participant); all in accordance with the applicable terms of the Matthews Lease and the Surface Use Agreement.

(f)          Stratex shall obtain, with the cooperation and assistance of Participant and EEZ, all drilling and other permits from the RRC and other Governmental Authorities having jurisdiction required in connection with the relevant Phase I Operation.

(g)          Stratex shall furnish, or cause to be furnished, an appropriate drilling, completion, workover, or other rig and all equipment, employee staff, contract labor, mud and chemicals, surface casing, protection casing if necessary, cement, water, other materials, and fuel required for the Phase I Operation; shall move the applicable rig on and off location; and shall perform such other services as may be required to perform such Phase I Operation.

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(h)          Stratex shall furnish, or shall cause to be furnished, such on-site geological and engineering supervision as it deems necessary or appropriate.

(i)          During each Phase I Operation, Stratex, in consultation with Participant, shall conduct, or cause to be conducted, such coring and testing as would a reasonably prudent operator. Upon reaching the San Miguel Formation in each Drilled Phase I Well, Stratex shall run, or cause to be run, from the base of the surface casing of such well to its total depth and full horizontal displacement, such electrical induction logs, density logs, or other logs as Stratex deems necessary to test the San Miguel Formation as encountered in such Drilled Phase I Well for the presence of Hydrocarbons.

(j)          Stratex agrees that Participant, EEZ, and their respective representatives shall, at all times, have access at their own risk to the location of each Phase I Well to witness all operations therein and to inspect the logs and other records kept with respect to such Phase I Well. Stratex shall use reasonable commercial efforts to provide Participant and EEZ with at least forty-eight (48) hours written notice concerning the anticipated time that any logging, coring, testing, Well Completion Operations, or Abandonment Operations will take place on each Phase I Well to allow Participant, EEZ, and/or its representatives sufficient time to be present at the wellsite to witness the same.

(k)          During and, if appropriate, after the performance of each Phase I Operation hereunder, Stratex shall furnish to Participant and EEZ copies of each of the following:

(i)	daily drilling reports or workover progress reports, sent by facsimile or electronic mail;

(ii)	drillstem tests, analyses, and other tests, sent by facsimile or electronic mail immediately when available;

(iii)	mud logs and related reports, if run, sent by facsimile or electronic mail daily;

(iv)	sidewall or conventional core analyses or evaluation results, sent by facsimile or electronic mail when available;

(v)	electrical induction logs and surveys, density logs, and/or other open logs run, together with evaluation results, sent electronically when available;

(vi)	production tests, fluid analyses, pressure tests, and other well tests, sent by facsimile or electronic mail when available;

(vii)	completion reports, plugging reports, and other reports to the RRC and other Governmental Authorities having jurisdiction, sent by facsimile or electronic mail when available;

(viii)	all permits received from the RRC or any other Governmental Authority; and

(ix)	all data generated by and received by Stratex from the production monitoring system installed by Stratex at each successful Phase I Well.

(l)          Stratex, in consultation with EEZ and Participant, shall make arrangements for the gathering, treatment, processing, transportation, and marketing of Hydrocarbons produced from the Phase I Wells once production is established.

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3.4           Pre-Completion Additional Operations. Prior to Participant’s final decision whether to direct Stratex to perform Well Completion Operations in a Drilled Phase I Well, Participant shall be entitled to direct Stratex to perform one or more Pre-Completion Additional Operations in the relevant Drilled Phase I Well if Participant determines, in its reasonable judgment exercised in a manner consistent with the standard of the reasonably prudent operator and in consultation with Stratex, that the performance of such Pre-Completion Additional Operation may reasonably be expected to enhance the likelihood that such Drilled Phase I Well will be Completed as a well capable of producing Hydrocarbons. If Participant elects to direct Stratex to conduct one (1) or more Pre-Completion Additional Operations in a Drilled Phase I Well, Participant shall provide to Stratex and EEZ written notice of such fact, together with an AFE covering the estimated costs for the relevant Pre-Completion Additional Operation.

3.5           Completion Decision; Plugging and Abandonment.

(a)          When Stratex has Completed the performance of Drilling Operations in a Drilled Phase I Well, Stratex shall provide written notice of such fact to Participant and EEZ, together with its recommendation concerning whether Well Completion Operations or Abandonment Operations should be performed in such Drilled Phase I Well. Participant shall have twenty-four (24) hours (exclusive of Saturdays, Sundays, and legal holidays) after its receipt of Stratex’s notice within which to advise Stratex whether Participant concurs with Stratex’s recommendation. The failure of Participant to respond to such notice within such twenty-four hour period shall constitute Participant’s agreement with Stratex’s recommendation. If Participant desires to perform Well Completion Operations in a Drilled Phase I Well, Stratex shall perform such Well Completion Operations and the related Equipping Operations in such Drilled Phase I Well utilizing proven completion techniques and in accordance with the terms of this Agreement, the Matthews Lease, the Surface Use Agreement, and applicable Law. If Participant proposes not to attempt to perform Well Completion Operations in a Drilled Phase I Well, the provisions of Section 3.5(c) shall apply.

(b)          Consistent with Section 3.5(a), when Stratex has Completed the performance of Reworking Operations in a Reworked Phase I Well, Stratex shall provide written notice of such fact to Participant and EEZ, including a statement whether such Recompletion Operations have successfully established, re-established, or enhanced Hydrocarbon production from the relevant Reworked Phase I Well and Stratex’s recommendation concerning any additional operations to be performed in such Reworked Phase I Well (including the performance of Abandonment Operations or any necessary Well Completion Operations and Equipping Operations). Participant shall have twenty-four (24) hours (exclusive of Saturdays, Sundays, and legal holidays) after its receipt of Stratex’s notice to advise Stratex whether Participant concurs with Stratex’s recommendation. The failure of Participant to respond to such notice within such twenty-four hour period shall constitute Participant’s agreement with Stratex’s recommendation. If Stratex recommends operations other than the performance of Abandonment Operations, and Participant concurs with Stratex’s recommendation, Stratex shall perform such recommended operations, including any recommended Well Completion Operations and related Equipping Operations, utilizing proven completion techniques and in accordance with the terms of this Agreement, the Matthews Lease, the Surface Use Agreement, and applicable Law. If Participant desires to perform Abandonment Operations in such Reworked Phase I Well, however, the provisions of Section 3.5(c) shall apply.

(c)          If, in response to Stratex’s notice under Section 3.5(a) or Section 3.5(b), Participant directs Stratex to conduct Abandonment Operations in the relevant Phase I Well, then regardless of the recommendation made by Stratex, no such Abandonment Operations shall be performed without the consent of both Stratex and EEZ. Each of Stratex and EEZ shall have forty-eight hours (exclusive of Saturdays, Sundays, and legal holidays) after its receipt of Participant’s response to Stratex’s notice under Section 3.5(a) or Section 3.5(b) within which to provide notice to Participant concerning whether such Party consents to the proposed Abandonment Operation. The failure of either Stratex or EEZ to respond to Participant’s responsive notice within such forty-eight hour period shall constitute the consent of the non-responding Party to the proposed Abandonment Operation. If both Stratex and EEZ consent to Participant’s proposed Abandonment Operation, Stratex shall perform such Abandonment Operation in the relevant Phase I Well in accordance with the terms of this Agreement, the Matthews Lease, the Surface Use Agreement, and applicable Law. If either Stratex or EEZ does not consent to Participant’s proposed Abandonment Operation, the Party not granting its consent (the “Non-Abandoning Party”) shall, at its sole cost, risk, Liability, and expense, take over and conduct such further operations in the relevant Phase I Well as the Non-Abandoning Party deems appropriate, subject to and in accordance with the terms of the Operating Agreement. If the relevant Phase I Well is taken over by a Non-Abandoning Party pursuant to this Section 3.5(c), Participant shall relinquish to the Non-Abandoning Party, by assignment and bill of sale without warranty of title, all of Participant’s rights, titles, and interests under this Agreement in and to such Phase I Well and all Hydrocarbons that may be produced therefrom, as well as all of Participant’s rights, titles, and interests in and to the well bore of such Phase I Well and all surface and subsurface equipment, personal property, fixtures, and facilities installed or constructed in connection therewith. Upon such assignment, Participant shall have no further obligation, responsibility, or Liability with respect to subsequent operations by the Non-Abandoning Party(ies) in such Phase I Well; provided, however, that Participant shall not be relieved of its obligations hereunder with respect to the payment of any of the costs and expenses described in Section 3.6(a) incurred prior to the takeover of such Phase I Well by the Non-Abandoning Party. If both Stratex and EEZ are Non-Abandoning Parties, all costs, risks, Liabilities, and expenses of further operations in the relevant Phase I Well shall be borne and paid, and all rights, titles, and interests in and with respect to such Phase I Well relinquished by Participant to the Non-Abandoning Party under this Section 3.5(c) shall be owned, in each case in the proportions of fifty percent (50%) by each of Stratex and EEZ. Participant’s relinquishment of its rights and interests in a Phase I Well under this Section 3.5(c) shall not reduce or otherwise adjust Participant’s rights hereunder with respect to any other Phase I Well.

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(d)          If Abandonment Operations are performed in a Phase I Well drilled to a total vertical depth within the San Miguel Formation hereunder, Participant shall be deemed to have performed and discharged in full its obligations (other than its payment obligations) under this Agreement (including, without limitation, for purposes of Section 5.2) with respect to the Phase I Operations required for such Phase I Well hereunder.

3.6           Responsibility for Costs – Phase I Work Program.

(a)          As between Participant, on the one hand, and Stratex and EEZ, on the other hand, subject to the terms of Section 3.5(c), Participant shall bear and pay one hundred percent (100%) of all costs and expenses incurred by Stratex in connection with the Phase I Wells during the Phase I Period, including the following items of cost: (a) Drilling Costs; (b) Pre-Completion Additional Operation Costs; (c) Completion Costs; (d) Equipping Costs; (e) Reworking Costs; and (f) Abandonment Costs. Participant shall also bear and pay one hundred percent (100%) of all Operating Expenses incurred in connection with the Phase I Wells until the occurrence of Payout.

(b)          Stratex and Participant shall cooperate to assure that all contractors, subcontractors, service providers, and vendors are aware that Participant is the responsible Person for the payment of all costs and expenses described in Section 3.6(a) and shall jointly direct all such contractors, subcontractors, service providers, and vendors to address to, and to deliver directly to, Participant all invoices reflecting charges for labor, materials, and services incurred by Stratex in connection with the performance of the Phase I Operations. Participant shall pay all such invoices promptly when due (and shall cause all of its subcontractors to pay promptly when due all similar charges incurred by them) and shall not permit any Liens to be filed (or, if filed, shall take prompt action to have the same removed) by any Person against the Matthews Lease or any Phase I Well location, Phase I Well, equipment, or appurtenances related thereto.

(c)          As assurance of Participant’s undertakings under this Section 3.6, concurrently with the execution of this Agreement, Participant has deposited with Stratex the sum of $50,000.00 for use by Stratex to pay any costs and expenses for which Participant is obligated under this Agreement and which Participant fails to pay before such costs and expenses become past due according to their terms. Upon Participant’s satisfaction in full of its obligations under Section 3.6(e), Stratex shall refund the unexpended portion of such amount to Participant.

(d)          If, for any reason (including Stratex’s failure to Complete, by the June 30, 2015, the performance of all Phase I Operations required hereunder to be performed during the Phase I Work Program), Participant has not received, by June 30, 2015, invoices from the relevant contractors, subcontractors, service providers, or other vendors covering all costs and expenses incurred or to be incurred in connection with the Phase I Operations required to be performed hereunder during the Phase I Work Program, Participant agrees to pay to Stratex, no later than five (5) days after its receipt of Stratex’s invoice, the estimated amounts of such unbilled costs and expenses based on the AFE(s) prepared by Participant with respect to the relevant Phase I Operations (including any Phase I Operations in progress but not Completed, and any Phase I Operations not yet commenced, as of June 30, 2015).

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(e)          If (i) by June 30, 2015, Participant has paid all invoices received by Participant prior to such date covering the costs and expenses described in Section 3.6(a) incurred in connection with the Phase I Work Program required to be performed hereunder, and (ii) Participant thereafter pays, in a timely manner, the full amount of any estimated, unbilled costs and expenses invoiced by Stratex to Participant in accordance with Section 3.6(d) and any amounts owed by Participant under Article II, Participant shall be deemed to have performed and discharged in full its obligations under this Agreement regarding the payment of costs and expenses incurred in connection with the Phase I Work Program for purposes of becoming entitled to receive the Conveyance under Section 5.2; provided, however, that nothing contained in this Section 3.6(e) shall relieve Participant of its obligation to bear and pay one hundred percent (100%) of the actual costs and expenses described in Section 3.6(a) incurred in connection with the Phase I Work Program, regardless of when Participant receives invoices for such actual costs and expenses.

3.7           Failure to Perform. If (a) prior to June 30, 2015, Participant fails to provide to Stratex proposals and AFEs for the Phase I Operations to be conducted hereunder in all Phase I Wells required hereunder, or (b) Participant fails to satisfy in full and in a timely manner its payment obligations under Section 3.6(e), Stratex and EEZ shall become entitled to terminate this Agreement in accordance with Article VII. Upon such a termination, Participant shall (a) not become entitled to receive the Conveyance pursuant to Section 5.2, (b) not be entitled to any reimbursement from EEZ with respect to the portion of the Cash Consideration paid by Participant prior to the expiration of the Phase I Period, and (c) assign to Stratex and EEZ, by assignment and bill of sale without warranty of title, all of Participant’s rights, titles, and interests under this Assignment in and to all Phase I Wells, as well as all of Participant’s rights, titles, and interests in and to the well bores of all Phase I Wells and all surface and subsurface equipment, personal property, fixtures, and facilities constructed or installed in connection therewith, in each case without reimbursement from Stratex and EEZ for any of the costs and expenses previously paid by Participant in connection with the Phase I Work Program, or any compensation for any of such well bores, personal property, fixtures, equipment, or facilities. No such termination shall relieve Participant of any unfulfilled obligation or Liability of Participant hereunder that accrued prior to such termination (including all obligations of Participant to pay to EEZ the full amount of the Cash Consideration under Article II and all other obligations of Participant to make payment under Section 3.6). All such obligations and Liabilities shall survive such termination.

3.8           Force Majeure. If any Party is rendered unable, wholly or in part, by reason of force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, such Party shall give to all other Parties prompt written notice of the force majeure with reasonably full particulars concerning the force majeure. Thereupon, the obligations of the Party giving the notice, so far as they are affected by the force majeure, shall be suspended during, but no longer than, the continuance of the force majeure. The affected Party shall use all reasonable diligence to remove the force majeure situation as quickly as practicable, but neither this Agreement nor the Operating Agreement shall be terminated by reason of the suspension of operations due to the occurrence of force majeure. The requirement that any force majeure shall be remedied with all reasonable dispatch shall not require the settlement of strikes, lockouts, or other labor difficulty by the Party involved, contrary to its wishes, and the manner in which all such difficulties shall be handled shall be entirely within the discretion of the Party concerned. The term “force majeure,” as here employed, shall mean any act of God, strike, lockout, or other industrial disturbance, act of the public enemy, war, blockage, public riot, lightning, fire, storm, flood, explosion, governmental laws, rules, regulations, orders, action, delay, restraint or inaction, unavailability of equipment, or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming suspension.

ARTICLE IV

OPERATING AGREEMENT

4.1           Execution. Concurrently with the execution of this Agreement, Participant, Stratex, and EEZ have executed an Operating Agreement identical in form and substance to the form of Operating Agreement attached hereto and made a part hereof as Exhibit C (the “Operating Agreement”) that names Stratex as “Operator” and Participant and EEZ as “Non-Operators” and establishes the Development Area as the “Contract Area” for purposes thereof.

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4.2           Operations.

(a)          The Operating Agreement shall be effective as of the Execution Date. During the Phase I Period, all Phase I Operations shall be governed by the terms of this Agreement, except to the extent that this Agreement does not specifically address an issue relating to the Phase I Operations, in which case the applicable terms of the Operating Agreement shall govern. Without limiting the foregoing, during the Phase I Period, no Party shall be entitled to propose, under the Operating Agreement, the drilling of a new well on the Development Area or the performance of any other operation in any Phase I Well or any other existing Hydrocarbon well located on the Development Area, it being the intention of the Parties that, during the Phase I Period, the Phase I Operations shall be the only Hydrocarbon operations to be conducted by the Parties in and on the Development Area. Nothing contained in this Agreement, however, shall prohibit or restrict in any way the right of Stratex and EEZ to conduct operations on the Matthews Lease in subsurface intervals below the base of the Surface-San Miguel Interval.

(b)          If Participant becomes entitled to receive the Conveyance under Section 5.2, then all Hydrocarbon operations conducted in and on the Development Area on and after the effective date of the Conveyance (including all operations subsequently proposed with respect to the Phase I Wells and all operations relating to new wells to be located on the Development Area, including the proposal to drill and the election whether to participate in the drilling of the new well) shall be governed by the terms of the Operating Agreement, except to the extent such terms differ from, conflict with, or are otherwise inconsistent with the terms of this Agreement, in which case the terms of this Agreement shall govern. If Participant does not become entitled to receive the Conveyance under Section 5.2, however, the Operating Agreement shall thereupon terminate without further action by the Parties.

4.3           Designation of Participant as Successor Operator. If Participant becomes entitled to receive the Conveyance under Section 5.2, Participant shall be entitled, upon thirty (30) days’ prior written notice to Stratex and EEZ, to take over the operation of the Development Area from Stratex and to become the Operator thereof subject to the terms of the Operating Agreement, but without having to comply with the procedures for Operator removal and the selection of a successor Operator set forth in Article V.B thereof. Any such assumption by Participant of the role of Operator of the Development Area under the Operating Agreement shall be effective as of the first day of the month following the month in which the thirty-day period after Participant’s notice under this Section 4.3 expires.

ARTICLE V

INTERESTS EARNED; ASSIGNMENT

5.1           Dyami/Matthews No. 3V Well. Immediately prior to the execution and delivery to Participant of the Conveyance pursuant to Section 5.2, Stratex shall convey and assign to EEZ, by recordable instrument of conveyance in a form mutually acceptable to Stratex and EEZ made effective as of the date of execution of such conveyance, all of Stratex’s rights, titles, and interests in and to the Matthews Lease, INSOFAR ONLY AS the Matthews Lease covers and includes the wellbore for the Dyami/Matthews No. 3V Well, all surface and subsurface equipment, personal property, fixtures, and facilities installed therein or thereon or appurtenant thereto, and all Hydrocarbon production therefrom. Such conveyance shall contain a special warranty of title and shall expressly be made subject to the terms of the Full Settlement, Release and Indemnity Agreement, the Amended Eagleford-Stratex JDA, this Agreement, and the Operating Agreement. Such conveyance shall also provide that EEZ shall assume and agree to pay, perform, and discharge all Liabilities arising out of or relating to the interests in the Dyami/Matthews No. 3V Well thus assigned by Stratex to EEZ effective as of the date of execution of such conveyance.

5.2           Conveyance. If (a) prior to June 30, 2015, Participant provides to Stratex and EEZ proposals and AFEs for the Phase I Operations to be conducted in all of the Phase I Wells required hereunder, and (b) Participant pays to Stratex and/or other Persons, in full and in a timely manner, all amounts that Participant is obligated to pay Stratex and/or such other Persons under the terms of Section 3.6(e), Stratex and EEZ (or, in the case of the Dyami/Matthews No. 3V Well, EEZ) shall execute and deliver to Participant, subject to the terms of Section 5.3, an Assignment, Bill of Sale, and Conveyance substantially in the form attached hereto as Exhibit B (the “Conveyance”) that conveys to Participant an undivided fifty percent (50%) Working Interest in and to the Development Area. The Conveyance shall also convey to Participant an undivided fifty percent (50%) of the rights, titles, and interests of Stratex and EEZ in and to all of the Phase I Wells, all other Hydrocarbon wells located on the Development Area that produce from the Surface-San Miguel Interval, all surface and subsurface equipment, personal property, fixtures, and facilities installed therein or thereon or appurtenant thereto, and all Hydrocarbon production therefrom. The Conveyance shall be made effective as of the date on which both of the conditions stated in the first sentence of this Section 5.2 are fulfilled by Participant. The Conveyance shall be made subject to Lease Burdens no greater than twenty-five percent (25%) (based on a 100% Working Interest), with the result that the Net Revenue Interest attributable to the undivided fifty percent (50%) Working Interest assigned to Participant pursuant to the Conveyance shall be not less than thirty-seven and five tenths percent (37.500%). If EEZ has not received its conveyance of the Reconveyance Interest prior to the execution and delivery to Participant of the Conveyance, the continued existence of the Reconveyance Interest as a separately held Working Interest in the Matthews Lease shall have no effect on the interest in the Development Area conveyed to Participant pursuant to the Conveyance.

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5.3           Excluded Assets. There is hereby excluded from the rights and interests in the Matthews Lease that Participant is entitled to earn hereunder, and Stratex and EEZ except and reserve to themselves, all of the rights, titles, and interests of Stratex and EEZ in and to the Matthews Lease, INSOFAR ONLY AS the Matthews Lease covers and includes (a) the wellbore of the Dyami/Matthews No. 2 H Well and (b) all subsurface intervals below the base of the Surface-San Miguel Interval, all Hydrocarbon wells completed in such subsurface intervals below the base of the Surface-San Miguel Interval (including the Dyami/Matthews No. 1 H Well), all Hydrocarbons produced therefrom, and all surface and subsurface equipment, personal property, fixtures, and facilities constructed or installed therein or thereon or appurtenant thereto.

5.4           Allocation of Costs – Post-Phase I Work Program. Notwithstanding, but assuming, the execution and delivery by Stratex and EEZ to Participant of the Conveyance, and notwithstanding any provision of the Operating Agreement to the contrary:

(a)          All costs and expenses incurred in connection with Hydrocarbon operations conducted by the Parties in and on each of the six (6) Phase I Wells (including Operating Expenses incurred in connection with each such Phase I Well) after the Completion of the Phase I Operations required hereunder in each such Phase I Well shall be borne and paid by the Parties as follows:

(i)          With respect to the Dyami/Matthews No. 3V Well:

(A)	prior to the occurrence of Payout hereunder:

Party	Cost Percentage
Participant	100%
EEZ	- 0 -
Stratex	- 0 -

(B)         after the occurrence of Payout hereunder:

Party	Cost Percentage
Participant	50.000%
EEZ	50.000%
Stratex	- 0 -

(ii)         With respect to each other Phase I Well:

(A)         prior to the occurrence of Payout hereunder:

Party	Cost Percentage
Participant	100%
Stratex	- 0 -
EEZ	- 0 –

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(B)         after the occurrence of Payout hereunder:

Party	Cost Percentage
Participant	50.000%
Stratex	25.000%
EEZ	25.000%

(b)          All costs and expenses incurred in connection

with all operations conducted in Hydrocarbon wells (other than the Phase I Wells) located on the Development Area after the Execution Date shall be borne and paid as follows

(i)          prior to the effective date of the Conveyance::

Party	Cost Percentage
Participant	- 0 -
Stratex	50.000%
EEZ	50.000%

(ii)         after the effective date of the Conveyance:

Party	Cost Percentage
Participant	50.000%
Stratex	25.000%
EEZ	25.000%

5.5           Allocation of Revenues. Notwithstanding, but assuming, the execution and delivery by Stratex and EEZ to Participant of the Conveyance, and notwithstanding any contrary provision of the Operating Agreement, all proceeds from the sale of Hydrocarbons produced from the Development Area after the Execution Date (net of Lease Burdens and applicable Production Taxes) shall be allocated among the Parties as follows:

(a)          With respect to the Dyami/Matthews No. 3V Well:

(i)	prior to the occurrence of Payout hereunder:

Party	Revenue Percentage
Participant	66.667%
EEZ	33.333%
Stratex	- 0 -

(ii)	after the occurrence of Payout hereunder:

Party	Revenue Percentage
Participant	50.000%
EEZ	50.000%
Stratex	- 0 -

(b)          With respect to all other Phase I Wells:

(i)          prior to the occurrence of Payout hereunder:

Party	Revenue Percentage
Participant	66.667%
Stratex	16.666%
EEZ	16.667%

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(ii)         after the occurrence of Payout hereunder:

Party	Revenue Percentage
Participant	50.000%
Stratex	25.000%
EEZ	25.000%

(c)          With respect to all current and future wells located in and on the Development Area, other than the Phase I Wells:

(i)          prior to the effective date of the Conveyance:

Party	Revenue Percentage
Participant	- 0 -
Stratex	50.000%
EEZ	50.000%

(ii)         after the effective date of the Conveyance:

Party	Revenue Percentage
Participant	50.000%
Stratex	25.000%
EEZ	25.000%

5.6           Terms of Conveyance. The Conveyance shall contain a special warranty of title and be made free and clear of all Liens (including the Lien identified in clause (c) of the definition of Permitted Encumbrances), but shall otherwise be made subject to the existence of the Permitted Encumbrances. The Conveyance also shall expressly be made subject to the terms of the Full Settlement, Release, and Indemnity Agreement, the Amended Eagleford-Stratex JDA, this Agreement, and the Operating Agreement. The Conveyance shall also provide for the assumption by Participant, and the agreement of Participant to pay, perform, and discharge, all Liabilities arising out of or relating to the interest in the Development Area conveyed to Participant pursuant thereto, effective as of the effective date of the Conveyance.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1           Representations and Warranties of Participant. Participant represents and warrants to Stratex and EEZ as follows

(a)          Organization; Good Standing. Participant is a limited liability company duly formed, validly existing, and in good standing under the Laws of the State of Florida. Participant has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.

(b)          Due Authorization; Enforceability. Participant has full capacity, power, and authority to enter into and perform this Agreement, the documents executed in connection herewith, and the transactions contemplated herein and therein. The execution, delivery, and performance by Participant of this Agreement and the documents executed in connection herewith have been duly and validly authorized and approved by all necessary limited liability company action on the part of Participant, and this Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the valid and binding obligations of Participant and enforceable against Participant in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

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(c)          Non-Contravention. The execution, delivery, and performance by Participant of this Agreement and the documents executed in connection herewith and the performance of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or governing documents of Participant, (b) result in the creation of a Lien against any of Participant’s assets, (c) result in a material breach of or material default under, or give rise to any right of termination, revocation, cancellation, or acceleration under, any of the terms of any lease, contract, credit agreement, note, bond, mortgage, indenture, license, or other agreement, document, or instrument to which Participant is a party or by which Participant or any of its assets may be bound; or (d) violate any order, writ, injunction, judgment, decree, or Law applicable to Participant or its assets.

(d)          Litigation. There is no legal, administrative, or arbitration proceeding pending, and to the knowledge of Participant, no Claim has been threatened, in either case against Participant or its assets that reasonably may be expected adversely to affect in any material respect the ability of Participant to consummate the transactions contemplated in this Agreement or perform its obligations hereunder.

(e)          Consents and Approvals. Except for approvals by Governmental Authorities customarily obtained after the Execution Date, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Participant of this Agreement, or the documents executed in connection herewith, or the performance by Participant of its obligations hereunder and thereunder.

(f)          No Brokers. Participant has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Stratex or EEZ will have any responsibility.

(g)          No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or, to the knowledge of Participant, threatened against Participant, or any Affiliate that controls Participant.

6.2           Representations and Warranties of Stratex. Stratex represents and warrants to Participant and EEZ as follows:

(a)          Organization. Stratex is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Colorado, and is qualified to do business as a foreign corporation and is in good standing under the Laws of the State of Texas. Stratex has all requisite power and authority to own and operate its interest in the Matthews Lease and to carry on its business as now conducted.

(b)          Due Authorization; Enforceability. Stratex has full capacity, power, and authority to enter into and perform this Agreement, the documents executed in connection herewith, and the transactions contemplated herein and therein. The execution, delivery, and performance by Stratex of this Agreement and the documents executed in connection herewith have been duly and validly authorized and approved by all necessary corporate action on the part of Stratex, and this Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the valid and binding obligations of Stratex and enforceable against Stratex in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Non-Contravention. The execution, delivery, and performance by Stratex of this Agreement and the documents executed in connection herewith and the performance of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or governing documents of Stratex, (b) result in the creation of a Lien against any of Stratex’s interests in the Matthews Lease, (c) subject to acquiring the consent of the lessors to the execution and delivery of the Conveyance required under the terms of the Matthews Lease, result in a material breach of or material default under, or give rise to any right of termination, revocation, cancellation, or acceleration under, any of the terms of the Matthews Lease or any other lease, contract, credit agreement, note, bond, mortgage, indenture, license, or other agreement, document, or instrument to which Stratex is a party or by which Stratex or any of its assets may be bound; or (d) violate any order, writ, injunction, judgment, decree, or Law applicable to Stratex or its assets.

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(d)          Litigation. There is no legal, administrative, or arbitration proceeding pending and, to Stratex’s knowledge, no Claim has been threatened, in either case against Stratex that reasonably may be expected (i) to challenge the title of Stratex to its interests in the Matthews Lease, (ii) adversely to affect in any material respect the ability of Stratex to own, develop, and operate the Matthews Lease, or (iii) adversely to affect in any material respect the ability of Stratex to consummate the transactions contemplated in this Agreement.

(e)          Consents and Approvals. Except for the consent to the execution and delivery of the Conveyance required to be obtained from the lessors under the terms of the Matthews Lease, and except for approvals by Governmental Authorities customarily obtained after the Execution Date, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by Stratex of this Agreement and the documents executed in connection herewith or the performance by Stratex of his obligations hereunder and thereunder.

(f)          No Brokers. Stratex has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Participant or EEZ will have any responsibility.

(g)          No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or, to Stratex’s knowledge, threatened against Stratex or any Affiliate that controls Stratex.

6.3           Representations and Warranties of EEZ. EEZ represents and warrants to Participant and Stratex as follows:

(a)          Organization. EEZ is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Nevada. EEZ has all requisite power and authority to own and operate its interests in the Matthews Lease and to carry on its business as now conducted.

(b)          Due Authorization; Enforceability. EEZ has full capacity, power, and authority to enter into and perform this Agreement, the documents executed in connection herewith, and the transactions contemplated herein and therein. The execution, delivery, and performance by EEZ of this Agreement and the documents executed in connection herewith have been duly and validly authorized and approved by all necessary corporate action on the part of EEZ, and this Agreement and the documents executed in connection herewith are, or upon their execution and delivery will be, the valid and binding obligations of EEZ and enforceable against EEZ in accordance with their respective terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium, and similar Laws, as well as to principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c)          Non-Contravention. The execution, delivery, and performance by EEZ of this Agreement and the documents executed in connection herewith and the performance of the transactions contemplated herein and therein will not (a) conflict with or result in a breach of any provisions of the organizational or governing documents of EEZ, (b) result in the creation of a Lien against any of EEZ’s interests in the Matthews Lease, (c) subject to acquiring the consent of the lessors to the execution and delivery of the Conveyance required under the terms of the Matthews Lease, result in a material breach of or material default under, or give rise to any right of termination, revocation, cancellation, or acceleration under, any of the terms of the Matthews Lease or any other lease, contract, credit agreement, note, bond, mortgage, indenture, license, or other agreement, document, or instrument to which EEZ is a party or by which EEZ or any of its assets may be bound; or (d) violate any order, writ, injunction, judgment, decree, or Law applicable to EEZ or its assets.

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(d)          Litigation. There is no legal, administrative, or arbitration proceeding pending and, to EEZ’s knowledge, no Claim has been threatened, in either case against EEZ that reasonably may be expected (i) to challenge the title of EEZ to its interests in the Matthews Lease, (ii) adversely to affect in any material respect the ability of EEZ to own, develop, and operate the Matthews Lease, or (iii) adversely to affect in any material respect the ability of EEZ to consummate the transactions contemplated in this Agreement.

(e)          Consents and Approvals. Except for the consent to the execution and delivery of the Conveyance required to be obtained from the lessors under the terms of the Matthews Lease, and except for approvals by Governmental Authorities customarily obtained after the Execution Date, no authorization, consent, approval, exemption, franchise, permit, or license of, or filing with, any Governmental Authority or any other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by EEZ of this Agreement and the documents executed in connection herewith or the performance by EEZ of his obligations hereunder and thereunder.

(f)          No Brokers. EEZ has not engaged any financial advisor, broker, agent, or finder, or incurred any Liability, contingent or otherwise, in favor of any other such Person relating to the transactions contemplated by this Agreement for which Participant or Stratex will have any responsibility.

(g)          No Bankruptcy. There are no bankruptcy, insolvency, reorganization, or arrangement proceedings pending, being contemplated by, or, to EEZ’s knowledge, threatened against EEZ or any Affiliate that controls EEZ.

ARTICLE VII
TERM, TERMINATION

7.1           Term; Termination. This Agreement shall be binding upon and effective between the Parties as of the Execution Date. Unless earlier terminated as provided herein, this Agreement shall remain in full force and effect until the expiration of the Phase I Period.

7.2           Consequences of Termination. If Participant becomes entitled to receive the Conveyance under Section 5.2, then upon the termination of this Agreement pursuant to Section 7.1, the provisions of Section 4.2(b), Section 5.4, Section 5.5, this Article VII, Section 9.1, Section 9.2, Section 9.4, Section 9.8, and Section 9.14 shall survive such termination and remain in effect according to their respective terms. If Participant does not become entitled to receive the Conveyance under Section 5.2, then upon the termination of this Agreement under Section 7.1, only the provisions of this Article VII, Section 9.2, Section 9.8, and Section 9.14 shall survive such termination and remain in effect according to their respective terms. The termination of this Agreement shall, in no event, affect the continued validity and effectiveness of the Operating Agreement, and subject to the terms of Section 4.2, the Operating Agreement shall survive the termination hereof and remain in effect for so long as provided in Article XIII thereof. No termination of this Agreement shall relieve any Party of any unfulfilled Liability or obligation of such Party that had accrued prior to such termination (including any obligation to make payment) or the consequences of any breach or default of any warranty or covenant contained in this Agreement. All such obligations and Liabilities shall survive such termination.

ARTICLE VIII
RELATIONSHIP OF PARTIES; TAXATION

8.1           No Joint Venture. It is not the purpose of this Agreement to create, and this Agreement shall not be construed as creating, a joint venture, partnership, or other relation whereby any Party shall be liable for the acts, either of omission or commission, of any other Party. Furthermore, the respective rights and obligations of the Parties hereto shall, in all respects, be several and not joint, and shall be governed by the express provisions hereof.

8.2           Tax Partnership. Notwithstanding any other provision of this Agreement to the contrary, the Parties agree that their relationship for purposes of U.S. federal and state income taxation shall be governed by the provisions of the “Agreement Concerning Election to be Taxed Pursuant to Subchapter K (Tax Partnership)” attached as Exhibit G to the Operating Agreement (the “Tax Partnership Agreement”). In the event of a conflict between the terms of the Tax Partnership Agreement and the terms of this Agreement, the terms of the Tax Partnership Agreement shall govern and control.

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ARTICLE IX

MISCELLANEOUS

9.1           Survival. All representations, warranties, covenants, and agreements of the Parties under this Agreement shall (a) survive the delivery of the Conveyance pursuant to Section 5.2, (b) not be merged with or into the Conveyance, and (c) remain in force and effect until the termination of this Agreement pursuant to Section 7.1 (unless earlier terminated elsewhere in this Agreement), subject to the terms of Section 7.2. Such survival does not obligate any Party to make any further or continuing representation or warranty after the Execution Date.

9.2           Notices. All notices, consents, approvals, requests, demands, and other communications required or permitted to be given hereunder or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to have been duly given if (a) delivered personally with receipt acknowledged in writing by the receiving Party, (b) sent by bonded overnight courier, (c) mailed either registered or certified U.S. mail, with return receipt requested, (d) sent by facsimile, or (e) sent by electronic mail, to the indicated individuals at the following addresses:

If to Participant: Quadrant Resources LLC 295 Madison Avenue, Floor 22 New York, New York 10017 Attention: David S. Khan Telephone: (305) 298-0709 Email: dskhan1969@yahoo.com	If to Stratex: Stratex Oil & Gas Holdings, Inc. 30 Echo Lake Road Watertown, Connecticut 06795 Attention: Mr. Steven Funk Telephone: (860) 604-1472 Email: sfunk@stratexoil.com
If to EEZ:

Eagleford Energy, Zavala Inc.
1 King Street West, Suite 1505
Toronto, Ontario, Canada  M5H 1A1
Attention:  Mr. James Cassina
Telephone:  (416) 364-4039
Facsimile:  (416) 364-8244
Email: cassina@bellnet.ca	With a copy to:

Buchanan Ingersoll & Rooney PC
1290 Avenue of the Americas, 30th Floor
New York, New York  10104
Attention:  Mr. Matthew S. Cohen
Telephone:  (212) 440-4478
Facsimile:  (212) 440-4401
Email: matt.cohen@bipc.com

All notices given in accordance with the provisions of this Section 9.2 shall be deemed to have been received by the Party to whom such notices are directed on the date on which delivered whether personally or by registered or certified U.S. mail, bonded overnight courier, facsimile, or electronic mail, unless delivery or transmission is made after 5:00 p.m., in which case delivery shall be deemed to have been made on the next Business Day. Each Party may change the address to which such communications are to be directed by giving written notice to the other Parties in the manner provided in this Section 9.2.

9.3           Assignment. Subject to the succeeding provisions of this Section 9.3, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties. Notwithstanding the foregoing:

(a)          During the Phase I Period, Participant shall not sell, assign, or otherwise transfer all or any portion of its rights and interests, or delegate any of its obligations and Liabilities, under this Agreement without the prior written consent of the other Parties, which consent may be withheld by Stratex or EEZ in its sole discretion. Any such sale, assignment, or other transfer made without the consent of Stratex and EEZ shall be null and void.

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(b)          Neither Stratex, EEZ, nor, after the expiration of the Phase I Period, Participant may assign all or any portion of its rights and interests, or delegate any of its obligations and Liabilities, under this Agreement without the consent of the other Parties, which consent will not be unreasonably withheld, conditioned, or delayed; provided, however, that the requirement for consent to assignment contained in this Section 9.3(b) shall not apply to: (i) the transfer or assignment by a Party of its rights and interests in, or the delegation by a Party of its obligations and Liabilities under, this Agreement to an Affiliate; or (ii) the granting by a Party of a deed of trust, mortgage, security agreement, collateral assignment, pledge, or other security instrument covering its rights and interests under this Agreement or its interests in the Matthews Lease as security for indebtedness of such Party. In addition, if a Party sells or conveys all or a portion of its interests in the Development Area, such Party shall assign to the transferee, in whole or in part to the extent of the interests in the Development Area to be transferred, its rights and interests under this Agreement. Such a transfer shall not be subject to the requirement for consent to assignment contained in this Section 9.3(b) if the transferee expressly agrees to be bound by the terms hereof and to assume, perform, and discharge, to the extent of the interests in this Agreement thus assigned, the obligations and Liabilities of the transferring Party hereunder.

(c)          No permitted assignment will relieve any Party of any of its obligations under this Agreement. Upon the assumption by a permitted transferee of the obligations and Liabilities of the transferring Party under this Agreement, the transferee shall become primarily liable with respect to all of such assumed obligations that accrue after the effective date of the permitted transfer. If, however, the permitted transferee fails to perform any of the obligations thus assumed, the transferring Party shall remain liable for the performance thereof.

(d)          The terms of this Agreement shall constitute covenants running with the land with respect to the Development Area.

9.4           Confidentiality. Each Party agrees to keep the terms of this Agreement confidential and not to disclose the terms hereof to any third Person without the prior written consent of the other Parties; provided, however, that each Party shall have the right to disclose the terms of this Agreement to: (a) an Affiliate of such Party (or the shareholders, members, or partners of such Party or its Affiliate); (b) attorneys, accountants, engineers, financial advisors, and other consultants engaged by such Party where disclosure of such information is essential to such attorney’s, accountant’s, engineer’s, financial advisor’s, or consultant’s work for such Party; (c) prospective or actual contractors engaged by such Party where disclosure of such information is essential to such contractor’s or consultant’s work for such Party; (d) a bona fide prospective transferee of such Party’s interest in the Matthews Lease; (e) a bona fide prospective investor in such Party; and (f) a bank or other financial institution to the extent necessary to arrange for financing. The restrictions set forth in this Section 9.4, do not apply to any disclosures required under compulsion of judicial process or by Law or Governmental Authority to which a Party is subject; provided, however, that if disclosure is sought through judicial process or by a Governmental Authority, the Party from whom disclosure is sought shall promptly notify the other Parties to provide the other Parties the opportunity to participate in such proceedings and, if they so choose, to contest such disclosure at such other Parties’ sole expense. This Section 9.4 shall survive the termination of this Agreement for a period of one (1) year.

9.5           Further Assurances. The Parties agree to execute such additional documents, instruments, and agreements as may be necessary to effectuate the intents and purposes of this Agreement.

9.6           Exhibits. All exhibits and schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement for all purposes. Each Party and its counsel has received a complete set of exhibits and schedules prior to and as of the Execution Date.

9.7           Entire Agreement; Amendment. This Agreement, together with the Operating Agreement and the Conveyance, constitute the entire agreement and understanding between the Parties and supersede any and all other written or oral agreements or undertakings between the Parties concerning the subject matter hereof. This Agreement may not be changed or amended in any way, except with the mutual consent of all Parties, expressed in a written document executed by all Parties.

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9.8           Choice of Law. THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED UNDER, AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES THAT MIGHT REFER THE CONSTRUCTION, INTERPRETATION, OR ENFORCEMENT HEREOF TO THE LAWS OF ANOTHER JURISDICTION.

9.9           Fees; Recordation. Each Party shall be responsible for paying the fees and expenses of its attorneys, accountants, and the other advisors, and all other costs and expenses that it incurs, in connection with the negotiation, documentation, and consummation of the transactions contemplated in this Agreement. All required documentary, filing, and recording fees and expenses incurred in connection with the filing and recording of the Conveyance shall be borne by Participant.

9.10         Waiver; Rights Cumulative. Any of the terms, covenants, representations, warranties, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No oral statement or course of dealing on the part of any Party, or its respective officers, employees, agents, or representatives, or any failure by any Party to exercise any of its rights under this Agreement, shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term, covenant, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation, or warranty. The rights of each Party under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

9.11         Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith for a reasonable time to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

9.12         No Third Party Beneficiaries. This Agreement is not intended to confer upon any Person not a Party hereto any rights or remedies hereunder, and no Person other than the Parties is entitled to rely on any representation, covenant, or agreement contained herein.

9.13         Proration of Taxes. Each Party shall assume responsibility for, and shall bear and pay, all federal income taxes, state income taxes, franchise taxes, margin taxes, and other similar taxes (including any applicable interest or penalties) incurred by or imposed upon such Party with respect to or as a result of the transactions described in this Agreement, except that Participant shall assume responsibility for, and shall bear and pay, all Transfer Taxes incurred or imposed with respect to the Conveyance. Each Party shall be responsible for, and shall bear and pay, all Production Taxes and all Property-Related Taxes assessed against each Party’s interests in the Development Area, including all Phase I Wells, and all Hydrocarbons produced therefrom.

9.14         LIMITATION ON DAMAGES. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY COVENANT, CONDITION, OR PROVISION CONTAINED IN THIS AGREEMENT BY ANOTHER PARTY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES, AND EXCEPT AS PROVIDED HEREINAFTER, NO PARTY SHALL BE ENTITLED TO RECOVER FROM ANY OTHER PARTY ANY OTHER DAMAGES FOR SUCH BREACH OR VIOLATION, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES, LOST PROFITS, OR BUSINESS INTERRUPTION DAMAGES, UNLESS THE PARTY SEEKING REIMBURSEMENT FOR SUCH DAMAGES IS LEGALLY REQUIRED TO PAY SAME TO A THIRD PERSON.

9.15         Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. At the Parties’ election, this Agreement may be executed by the Parties in different locations and shall become binding upon all Parties upon the exchange by the Parties of executed signature pages by facsimile or electronic mail.

18

[Signature pages follow.]

19

IN WITNESS WHEREOF, Participant has executed this Agreement on the Execution Date.

QUADRANT RESOURCES LLC

By:	/s/ Richard Roth
Richard Roth
Manager

Signature Page to Joint Development Agreement

IN WITNESS WHEREOF, EEZ has executed this Agreement on the Execution Date.

EAGLEFORD ENERGY, ZAVALA INC.

By:	/s/ James Cassina
James Cassina
President

Signature Page to Joint Development Agreement

IN WITNESS WHEREOF, Stratex has executed this Agreement on the Execution Date.

STRATEX OIL & GAS HOLDINGS, INC.

By:	/s/ Stephen P. Funk
Stephen P. Funk
President

EXHIBITS AND SCHEDULES

Schedule 1.1	–	Definitions

EXHIBIT A	–	Description of Matthews Lease
EXHIBIT B	–	Form of Conveyance
EXHIBIT C	–	Form of Operating Agreement

Signature Page to Joint Development Agreement

Schedule 1.1.

Defined terms

The following terms and expression will have the meanings set forth hereinafter:

“Abandonment Costs” means all costs and expenses incurred in connection with the performance of Abandonment Operations in a Phase I Well.

“Abandonment Operations” means, with respect to each Phase I Well, the temporary or permanent plugging and abandonment of a Drilled Phase I Well as a dry hole or upon the unsuccessful Completion of Reworking Operations in a Reworked Phase I Well and, in each case, the restoration of the surface of the drillsite premises in accordance with the terms of the Matthews Lease and applicable Laws.

“Affiliate” means, with respect to a Party, any Person that directly or indirectly controls, is controlled by, or is under common control with, the relevant Party. For purposes of this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, contract, voting trust, membership in management or in the group appointing or electing management, or otherwise through formal or informal arrangements or business relationships.

“AFE” means authority for expenditure.

“Amended Eagleford-Stratex JDA” means the Joint Development Agreement dated December 3, 2013 (as amended by First Amendment to Joint Development Agreement dated as of January 24, 2014), between Eagleford Energy, Inc., Eagleford Energy, Zavala Inc., and Stratex Oil & Gas Holdings, Inc.

“Cash Consideration” is defined in Article II.

“Claims” means any and all claims, demands, Liens, notices of non-compliance or violation, notices of liability or potential liability, investigations, actions (whether judicial, administrative, or arbitrational), causes of action, suits, and controversies.

“Complete”, when used with respect to a Phase I Operation, means the point in time: (a) in the case of a Drilling Operation, when Participant releases the drilling rig used to drill the relevant Drilled Phase I Well; (b) in the case of a Well Completion Operation, when Participant releases the frack and wireline crews from the location of the relevant Phase I Well after the performance of hydraulic fracturing or other formation stimulation operations therein; (c) in the case of Equipping Operations, when such Phase I Well is physically ready to commence the production of Hydrocarbons into storage facilities or a gathering pipeline for sale; (d) in the case of Reworking Operations, when Participant releases the workover rig used in the performance of such Reworking Operations from the location of the relevant Reworked Phase I Well; and (e) in the case of an Abandonment Operation, when Participant releases the drilling rig, workover rig, completion rig, or other rig on location at the relevant Phase I Well after the plugging and abandonment thereof.

“Conveyance” is defined in Section 5.2.

“Defensible Title” means, with respect to the Development Area, record title free and clear of Liens and other encumbrances other than Permitted Encumbrances and that is otherwise free from reasonable doubt as to matters of law and fact, such that a prudent operator of oil and gas properties, advised of the facts and their legal significance, would willingly accept such title.

“Development Area” is defined in Section 3.1(a).

“Drilled Phase I Well” is defined in Section 3.2(a).

“Drilling Costs” means all costs and expenses (including all costs and expenses associated with the procurement of an appropriate drilling or other rig and the necessary labor, equipment, materials, mud and chemicals, casing, cement, water, and fuel) incurred by Participant in connection with the performance of Drilling Operations in a Drilled Phase I Well hereunder.

“Drilling Operations” means the drilling of a Drilled Phase I Well to its total vertical depth and, if applicable, full horizontal displacement and the performance of all necessary testing, logging, and coring therein prior to a decision concerning whether to perform Well Completion Operations or Abandonment Operations therein.

Schedule 1.1 - i

“Dyami/Matthews No. 1 H Well” means the Dyami/Matthews No. 1 H Well, API No. 42-507-32759, located in Survey 8, Precilla Graham Survey, Abstract No. 753, Zavala County, Texas.

“Dyami/Matthews No. 2 H Well” means the Dyami/Matthews No. 2 H Well, API No. 42-507-32833, located in Survey 8, Precilla Graham Survey, Abstract No. 753, Zavala County, Texas.

“Dyami/Matthews No. 3V Well” means the Dyami/Matthews No. 3V Well, API No. 42-507-32784, located in Survey 8, Precilla Graham Survey, Abstract No. 753, Zavala County, Texas.

“Equipping Costs” means all costs and expenses incurred in connection with the performance of Equipping Operations in any Phase I Well.

“Equipping Operations” means the installation of all surface and subsurface production equipment and facilities, pipelines, flowlines, and other facilities (including a production monitoring system) necessary to connect a Phase I Well to storage facilities or a gathering pipeline at or near such Phase I Well, so that such Phase I Well is physically ready to commence the production of Hydrocarbons into such storage facilities or gathering pipeline.

“Final Settlement, Release and Indemnity Agreement” means the Final Settlement, Release and Indemnity Agreement dated effective September 1, 2013, between Matthews Family Mineral Account, LP, Delta Star Holdings, LLC, Dyami Energy, LLC, OGR Energy Corporation, OGR 2000, Ltd., Eagleford Energy, Inc., and Texas Onshore Energy, Inc., including the Rule 11 dated April 28, 2013 Agreement in Cause No. 12-04-12751-ZCV; Matthews Family Mineral Account, LP v. Dyami Energy, LLC, et al., 365th Judicial District Court, Zavala County, Texas, attached to such Final Settlement, Release and Indemnity Agreement as Exhibit A.

“Governmental Authority” means any governmental or quasi-governmental federal, state, provincial, county, city, or other political subdivision of the United States, any foreign country, or any department, bureau, agency, commission, court, or other statutory or regulatory body or instrumentality thereof.

“Hydrocarbons” means all crude oil, natural gas, condensate, and other liquid or gaseous hydrocarbons, the right to explore for which, or an interest in which, is granted pursuant to the Matthews Lease.

“Laws” means all constitutions, treaties, laws, statutes, ordinances, rules, regulations, orders, and decrees of the United States, any foreign country, and any local, state, provincial, or federal political subdivision or agency thereof, as well as all judgments, decrees, orders, and decisions of courts having the effect of law in each such jurisdiction.

“Lease Burdens” means all lessors’ royalties, overriding royalties, production payments, net profits interests, and similar contractual burdens upon, payable out of, or measured by Hydrocarbon production from a Phase I Well.

“Lease Maintenance Payments” means any delay rental, shut-in well payment, or other payment (exclusive of the minimum royalties payable to the lessors under the Matthews Lease) necessary under the terms of the Matthews Lease to maintain the Matthews Lease in full force and effect in the absence of production from, or operations on, the lands covered thereby (but not including payment of royalties).

“Liabilities” means any and all losses, judgments, damages, liabilities, injuries, costs, expenses, interest, penalties, taxes, fines, obligations, and deficiencies of any kind whatsoever, under any theory of liability or responsibility, whether known or unknown, and whether fixed, liquidated, or contingent.

“Liens” means any mortgage, deed of trust, pledge, security interest, lien, or charge of any kind (including any agreement to grant any of the foregoing), any conditional sale or title retention agreement, any lease in the nature thereof, or the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

“Matthews Lease” is defined and described on Exhibit A.

“Minimum Royalty Amount” is defined in Section 3.1(d).

“Minimum Royalty Payment” is defined in Section 3.1(d).

“Net Revenue Interest” means, with respect to the Development Area, the interest in and to all Hydrocarbons produced and saved from or attributable to the Development Area, after giving effect to all Lease Burdens, carried interests, reversionary interests, and other similar interests constituting burdens upon, measured by, or payable out of Hydrocarbons produced and saved from or attributable to the Development Area.

“Operating Agreement” is defined in Section 4.1.

Schedule 1.1 - ii

“Operating Expenses” means all costs and expenses incurred in connection with the operation of each Phase I Well after the Completion of the applicable Phase I Operation(s) in such Phase I Well and the production and marketing of Hydrocarbons therefrom, including: (a) all costs of complying with applicable Laws; (b) all costs of lifting and producing Hydrocarbons from each Phase I Well, including all costs of labor, fuel, repairs, hauling, materials, supplies, utility charges, and other costs incident thereto; (c) all costs of gathering, compressing, dehydrating, separating, treating, processing, transporting, and marketing Hydrocarbons produced from each Phase I Well, including the cost of constructing and installing pipelines and other facilities necessary in connection therewith; (d) all costs of operating Participant’s production monitoring system at each Phase I Well; (e) the expenses of litigation, collections, Liens, judgments, liquidated liabilities, and Claims incurred incident to the operation and maintenance of each Phase I Well; (f) insurance premiums for insurance carried with respect to each Phase I Well, together with all expenditures pertaining to the settlement of any and all Claims, Liabilities, and other expenses, including legal services, relating to each Phase I Well or operations thereon; and (g) all other costs and expenses incurred in connection with the operation and maintenance of each Phase I Well and the production and marketing of Hydrocarbons therefrom that are not specifically identified elsewhere in this Agreement. Operating Expenses shall not include Drilling Costs, Pre-Completion Additional Operation Costs, Reworking Costs, Well Completion Costs, Equipping Costs, or Abandonment Costs.

“Payout” means the point in time when Participant has recovered out of the share of the proceeds from the sale of Hydrocarbons produced from all Phase I Wells that is allocated to Participant under Section 5.5 (after deducting therefrom all Lease Burdens and Production Taxes actually paid by Participant with respect to such Hydrocarbon production) an amount equal to the sum of all (a) Drilling Costs, Pre-Completion Additional Operation Costs, Completion Costs, Equipping Costs, Reworking Costs, and Abandonment Costs incurred by Stratex in connection with all Phase I Wells, plus (b) all Operating Expenses incurred by Stratex in connection with the Phase I Wells prior to the recoupment by Participant of the items of cost described in the preceding clause (a) of this definition.

“Permitted Encumbrances” means:

(a)	preferential rights to purchase, required non-governmental, third Person consents to assignment (including the required consent of the lessors under the Matthews Lease), and similar rights, (i) the operation of which are not triggered by the transactions contemplated in this Agreement, or (ii) if thus triggered, with respect to which, prior to the Execution Date or the effective date of the Conveyance, (A) waivers or consents are obtained from the appropriate Persons, or (B) the appropriate time period for asserting such rights has expired without an exercise of such right;

(b)	the terms of the Matthews Lease, the Amended Eagleford-Stratex JDA, the Final Settlement, Release, and Indemnity Agreement, and the Surface Use Agreement;

(c)	the Liens created by the Deed of Trust, Security Agreement, Financing Statement and Assignment of Production dated as of February 11, 2014, from Stratex Oil & Gas Holdings, Inc., as Mortgagor, to Michael P. Pearson, Trustee for the benefit of H. Lee Hornbeck, as Agent, as Mortgagee, recorded in Volume 355, Page 17, Instrument No. 088531, Official Public Records, Zavala County, Texas;

(d)	Liens created or to be created by a general security agreement from Eagleford Energy Inc. and Eagleford Energy, Zavala Inc. in favor of Benchmark Enterprises LLC.

(e)	Liens for taxes or assessments not yet delinquent or, if delinquent, those taxes or assessments that are being contested in good faith by proceedings diligently conducted in the ordinary course of business;

(f)	all rights to consent by, required notices to, filings with, or other actions by Governmental Authorities required in connection with the Conveyance, regardless of whether the operation of such consents is triggered by the transactions contemplated herein, if the same are customarily obtained, given, or made subsequent to the execution and delivery of the Conveyance;

Schedule 1.1 - iii

(g)	all easements, rights-of-way, and other rights to use the surface affecting or pertaining to the Matthews Lease, but that are not to be assigned pursuant to the Conveyance, and do not interfere materially with the ownership, operation, value, or use of the Development Area;

(h)	Lease Burdens, carried interests, reversionary interests, rights to recoupment, unitization, pooling, proration, and spacing designations, orders, and agreements, and similar burdens, if the net cumulative effect thereof does not operate to cause Stratex and EEZ to receive less than the Net Revenue Interest shown for the Development Area in Exhibit A, or to pay a share greater than the Working Interest shown on Exhibit A of the costs and expenses of operations in respect of the Development Area without a proportionate increase in the Net Revenue Interest;

(i)	any lessor’s, operator’s, or other inchoate or undetermined Lien or charge, whether statutory or contractual, constituting or securing the performance of obligations or the payment, as they accrue, of costs and expenses which were or will be incurred in the ordinary course of business and incidental to the maintenance, development, production, or operation of the Matthews Lease, to the extent the same secure amounts not yet due and payable or that are being contested in good faith by proceedings diligently conducted in the ordinary course of business; and

(j)	defects or irregularities in title, Liens, or other encumbrances, in either case that do not prevent Stratex and EEZ from having Defensible Title to their interest in the Development Area.

“Person” means any individual, corporation, limited liability company, partnership, trust, unincorporated organization, Governmental Authority, or any other form of entity.

“Phase I Operation” means each Hydrocarbon operation required to be conducted on the Development Area as part of the Phase I Work Program, which operations consist of (a) all Drilling Operations, Pre-Completion Additional Operations, Well Completion Operations, and Equipping Operations, or Abandonment Operations, to be conducted in each Drilled Phase I Well, and (b) all Reworking Operations and, as applicable, Well Completion Operations, Equipping Operations, and Abandonment Operations to be conducted in each Reworked Phase I Well.

“Phase I Period” means the period of time commencing with the Execution Date and ending on the earlier of (a) June 30, 2015, or (b) the date on which Stratex Completes the required Phase I Operations in the last Phase I Well required hereunder.

“Phase I Well” is defined in Section 3.2(c).

“Phase I Work Program” is defined in Section 3.2.

“Pre-Completion Additional Operations” means, with respect to a Drilled Phase I Well, any deepening, sidetracking, plugging back, or other operation performed in such Drilled Phase I Well prior to the Completion thereof.

“Pre-Completion Additional Operation Costs” means, with respect to a Drilled Phase I Well, all costs and expenses incurred in connection with the performance of Pre-Completion Additional Operations in such Drilled Phase I Well.

“Production Taxes” means any and all severance, production, gathering, Btu or gas, transportation, gross receipts, utility, excise, and other similar taxes (other than income taxes) relating to the production, gathering, or transportation of Hydrocarbons, or increases therein, and any interest or penalties thereon.

“Property-Related Taxes” means any and all ad valorem, property, generation, conversion, privilege, consumption, lease, transaction, and other taxes, franchise fees, governmental charges or fees, licenses, fees, permits, and assessments, or increases therein, and any interest or penalties thereon, other than Production Taxes, Transfer Taxes, and taxes based on or measured by net income or net worth.

“Reconveyance Interest” is defined in Section 3.1(a).

“Reworked Phase I Well” is defined in Section 3.2(b).

Schedule 1.1 - iv

“Reworking Costs” means all costs and expenses incurred by Participant in the performance of Reworking Operations in a Reworked Phase I Well hereunder.

“Reworking Operation” means an operation conducted in the wellbore of an existing Hydrocarbon well (including a temporarily abandoned or plugged and abandoned well) designated as provided herein as a Reworked Phase I Well in order to obtain Hydrocarbon production when there has been none, reestablish production that has ceased or declined, or increase existing production, in each case, from a subsurface interval within the Surface-San Miguel Interval. Such operations may include, without limitation: (a) the re-entry of a Hydrocarbon well to conduct deepening, sidetracking, plugging back, and/or recompletion operations (as defined in the Operating Agreement) therein; (b) the repair or replacement of damaged casing, tubing, or other downhole equipment; (c) cleaning sand or silt out of the wellbore; (d) the acidization, ASP flooding, or other chemical or mechanical treatment of the relevant subsurface interval; (e) the installation of equipment for the removal or reduction of excessive brine, water, or condensate from the wellbore; (f) hydraulic fracturing and other recognized and non-experimental formation stimulation operations; (g) the application of other, appropriate and non-experimental enhanced production stimulation technology selected by Participant, in consultation with Stratex; (h) the installation of pumping units or compression; (i) the reperforation of the wellbore in the relevant subsurface interval; and (j) the performance of associated logging and testing. Drilling Operations do not constitute Reworking Operations for purposes of this Agreement.

“RRC” means the Railroad Commission of Texas, or any successor Governmental Authority.

“San Miguel Formation” means the stratigraphic equivalent of the San Miguel Formation, found at the subsurface interval from a measured depth of 2,655 feet to its base at a measured depth of 3,004 feet (subsea depth of -1,940 feet to -2,289 feet) in Weatherford’s Array Density/Neutron Gamma Ray Log dated April 2, 2011, for the Dyami/Matthews No. 3V Well.

“Surface-San Miguel Interval” means the subsurface interval underlying the Matthews Lease from the surface of the earth to the base of the San Miguel Formation.

“Surface Use Agreement” means the Surface Use Agreement dated as of _______________, 2013, between Carroll Dean Fischer and Eagleford Energy Inc.

“Transfer Taxes” means any sales, use, stock, stamp, document, filing, recording, registration, and similar tax or charge, including any interest or penalties thereon.

“Well Completion Costs” means all costs and expenses incurred in connection with the performance of Well Completion Operations in a Drilled Phase I Well.

“Well Completion Operations” means all operations necessary to complete a Phase I Well as a well capable of producing Hydrocarbons from the Surface-San Miguel Interval as penetrated by such Phase I Well, including (in each case, to the extent determined necessary or advisable by Participant, in consultation with Stratex, or as otherwise specified in any applicable AFE): (a) the installation of casing, tubing, packers, and related equipment; (b) the cementing of such Phase I Well and the provision of cementing services; (c) the installation of the Christmas tree; (d) the perforation of the wellbore; (e) the performance of acidization, ASP flooding, or other chemical or mechanical treatment of the objective subsurface interval; (f) the performance of all necessary hydraulic fracturing and other formation stimulation operations therein; (g) the application of other, appropriate and non-experimental enhanced production stimulation technology selected by Participant, in consultation with Stratex; and (h) the provision of related geological engineering services

“Working Interest” means, with respect to the Development Area, the interest that represents the ownership of the oil and gas leasehold estate created by the Matthews Lease and that is burdened with the obligation to bear and pay costs of operations on or in respect of the Development Area.

Schedule 1.1 - v

EXhibit a

Attached to and made a part of

Joint Development Agreement between

Quadrant Resources LLC, Eagleford Energy, Zavala Inc.,

and Stratex Oil & Gas Holdings, Inc.

DESCRIPTION OF MATTHEWS LEASE

The “Matthews Lease” is defined and described as the Oil and Gas Lease dated effective September 1, 2013, by and between Matthews Family Mineral Account, LP, and Delta Star Holdings, LLC, as lessors, and Eagleford Energy, Zavala Inc., as lessee, a memorandum of which is recorded in Volume 352, Page 503, Instrument No. 088152, Official Public Records, Zavala County, Texas, covering approximately 2,629.42 acres of land, more or less, described more particularly as follows:

2629.42 acre tract of land, lying in Zavala County, Texas, being out of and a part of the Precilla Graham Survey No. 8, Abstract No. 753 and the Thomas C, Rife Survey No. 7, Abstract No. 769 and Survey No. 21 of the Maverick Slough Pasture Subdivision and being out of and a part of that same certain. 3617.07 acre parent tract of land described in conveyance to Fisher Construction Co. Inc. and recorded in Volume 235, Pages 476 et seq. of the Deed Records of Zavala Co. Texas, said 2629.42 acre tract being more particularly described by metes and bounds as follows: (The courses, distances and areas shown herein and cited on the corresponding plat conform to the Texas Coordinate System, North American Datum 1927, Texas South Central Zone)

BEGINNING at a ¾" steel stake for the southeast corner of said 3617.07 acre parent tract and being the southeast corner of the herein described tract, from which a ¾" steel stake for the northeast corner of said 3617.07 acre parent tract, at a point on the southeast right-of-way line of U. S. Highway No. 57 bears N 02° 20' 06" at a distance of 21,790.40 feet;

THENCE: With the boundary line of the herein described tract and generally with occupied fence for the following four (4) calls:

1.)	S 89° 13' 59" W, at 4322.16 feet pass 3-way fence corner with fence to the left, at 5747.65 feet pass ¾" steel stake under fence, at 8183.21 feet pass ¾" steel stake under fence continuing for a total distance of 8652.24 feet to a ¾" steel stake for the southeast corner of said 3617.07 acre parent tract and being the southwest corner of the herein described tract;

2.)	N 01° 07' 05" W, for a distance of 6379.47 feet to a ¼" steel, stake for the lower northwest corner of the herein described tract;

3.)	N 56° 57' 01" E, for a distance of 3436.38 feet to a point on the westerly occupied fence of the herein described tract;

4.)	N 01° 02' 07" W, for a distance of 4303.26 feet to a point on fence at the ostensible lower northwest corner of the Thomas C. Rife, Survey No. 7, Abstract No. 769:

THENCE: With the northerly line of said Survey No. 7, Abstract No. 769 and being the northerly line of the herein described tract for the following three (3) calls:

1.)	N 88° 57' 53" E, for a distance of 1480.00 feet to a point for the ostensible reentrant corner of said Survey No. 7, Abstract No. 769 and being a reentrant corner of the herein described tract;

2.)	N 00° 59' 04", for a distance of 2940.00 feet to the ostensible upper northwest corner of said Survey No. 7, Abstract No. 769 and being a middle northwest corner of the herein described tract;

3.) 3) S 88° 34' 31" E, for a distance of 4700.04 feet to a point for the reentrant corner of the herein described tract;

THENCE: N 02° 20' 18" E, with the upper westerly line of the herein described tract for a distance of 6486.60 feel to a concrete Highway Department Monument for the upper northwest corner of this tract, at a point on the southeast right-of-way line of U. S. Highway No. 57 and being the beginning of a curve to the left, whose radius is 3894.72 feet;

Exhibit A - i

THENCE: Northeasterly with said curve deflecting continuously and uniformly to the left, for an arc distance of 368.16 feet (chord = N 86° 59' 55" E, 368.03 feet), and continuing on arc to a ¾” steel stake, near 3-way fence corner for the northeast corner of said 3617.07 acre parent tract and being the northeast corner of the herein described tract;

THENCE: S 02° 20' 06" W, with the easterly line of this tract, with the ostensible westerly line of the Pedro Jose de Aguirre, Eleven League Land Grant, Abstract No 2 and generally with occupied fence, at 2935.85 feet pass 1" iron Pipe at 3-way fence corner with fence northeasterly, at 6498.31 feet pass the ostensible northeast corner of said Survey No. 7, Abstract No. 769, at 14,370.96 feet pass 1 ¼" iron pipe at 3-way fence corner with fence northeasterly, at 14,935.25 feet pass the ostensible northeast corner of said Survey No. 8, Abstract No. 753, at 18,631.15 feet cross apparent buried gas pipeline, continuing for a total distance of 21,790.40 feet to the Place of Beginning and containing 2629.42 acres of land, more or less.

INTERESTS OF STRATEX AND EEZ IN THE DEVELOPMENT AREA:

	Working Interest	Net Revenue Interest
Stratex	50.000%	37.500%
EEZ	50.000%	37.500%

Exhibit A - ii

Exhibit B

Attached to and made a part of

Joint Development Agreement between

Quadrant Resources LLC, Eagleford Energy, Zavala Inc.,

and Stratex Oil & Gas Holdings, Inc.

Form of conveyance

See attached pages.

Exhibit B - i

EXhibit C

Attached to and made a part of

Joint Development Agreement between

Quadrant Resources LLC, Eagleford Energy, Zavala Inc.,

and Stratex Oil & Gas Holdings, Inc.

DESCRIPTION OF Operating Agreement

See attached pages.